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Exhibit 15

October 8, 2003

Monster Worldwide, Inc.

        We are aware that Monster Worldwide, Inc. has incorporated by reference in its previously filed open Registration Statements on Form S-3 and S-8 (Nos. 333-81843, 333-63631, 333-50699, 333-18937, 333-63499, 333-88193, 333-75031, 333-93065, 333-70795, 333-83131, 333-96101, 333-61400 and 333-71062) its Forms 10-Q and 10-Q/A for the quarter ended June 30, 2003, which include our report dated July 28, 2003 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act. It should be noted that we have not performed any procedures subsequent to July 28, 2003.

Very truly yours,

/S/ BDO Seidman, LLP

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  Exhibit 15